FOR IMMEDIATE RELEASE

Contact: Eric M. Slomer, FHLBank Pittsburgh, 412-288-7694, eric.slomer@fhlb-pgh.com

2026 Voluntary Housing Grant Funding Increased to $33.5 Million

PITTSBURGH, Aug. 19, 2026 – The Federal Home Loan Bank Pittsburgh’s (FHLBank) Board of Directors has approved an increase of $20 million in the pool of funds anticipated to be made available for the 2026 funding round for FHLBank’s Voluntary Housing Grant (VHG), increasing the total allocation expected to be awarded in VHG from $13.5 million to $33.5 million. This increase is in response to the need for affordable housing throughout our district of Delaware, Pennsylvania and West Virginia (District).

VHG provides grants to support development, rehabilitation and accessibility improvements of affordable housing in our District, with the intention of expanding housing opportunities for individuals and families throughout our communities. To learn more about VHG, visit FHLBank’s website.

With this additional funding allocation, FHLBank estimates that we will contribute approximately 9% of its earnings in support of voluntary community products this year. This exceeds our previous commitment of at least 5% of prior year’s pre-assessment net income for funding voluntary community products – a committed target of $25.8 million for 2026. In addition, FHLBank intends to continue to make a supplemental voluntary contribution to our Affordable Housing Program (AHP) to increase the pool of available AHP funds to the amount that would have been statutorily required, absent FHLBank’s voluntary contributions.

“This increase in the allocation of funding reflects our continuous commitment to meet the growing housing needs across our district. Each project represents progress in helping individuals and families live in affordable and stable housing” said David Paulson, president and chief executive officer.

FHLBank remains committed to investing in voluntary initiatives. Delivered through our members, these initiatives endeavor to strengthen communities and expand access to safe, affordable housing throughout our District.

About FHLBank Pittsburgh

FHLBank provides reliable funding and liquidity to its member financial institutions, which include commercial and savings banks, community development financial institutions, credit unions and insurance companies in Delaware, Pennsylvania and West Virginia. FHLBank products and resources help support community lending, housing and economic development. As one of 11 Federal Home Loan Banks established by Congress, FHLBank has been an integral and reliable part of the financial system since 1932. Learn more by visiting www.fhlb-pgh.com.